Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Monitronics International, Inc:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated March 30, 2020 refers to a change in the method of accounting for revenue transactions with customers in 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contract with Customers, as amended, and refers to a change in the method of accounting for leases due to the adoption in 2019 of Accounting Standards Update No. 2016-02, Leases.

Our report also references that the Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on June 30, 2019. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on August 30, 2019. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations. Accordingly, the Company’s consolidated financial statements prior to December 31, 2019 are not comparable to its consolidated financial statements for periods after December 31, 2019.

/s/ KPMG LLP

Dallas, Texas
August 26, 2020